Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

FRP - Q3 2008 FairPoint Communications, Inc. Earnings Conference Call

Event Date/Time: Nov. 07. 2008 / 8:00AM ET

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FINAL TRANSCRIPT

Nov. 07. 2008 / 8:00AM ET, FRP - Q3 2008 FairPoint Communications, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Brett Ellis

FairPoint Communications - VP Financial Reporting & IR

Gene Johnson

FairPoint Communications - Chairman & CEO

Peter Nixon

FairPoint Communications - President

Al Giammarino

FairPoint Communications - EVP & CFO

Jim Weigert

FairPoint Communications - VP, Marketing

CONFERENCE CALL PARTICIPANTS

Patrick Rien

Barclays Capital - Analyst

Stephen Douglas

Banc of America - Analyst

Nicholas Baker

Analyst

Winston Len

Goldman Sachs - Analyst

Jake Kimeny

Analyst

Jacob Gulkowitz

Brookville Capital Management - Analyst

Nicholas Bakker

Analyst

PRESENTATION

Operator

Good morning, my name is Jessica and I will be your conference operator today. At this time, I would like to welcome everyone to the FairPoint Communications third quarter 2008 conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer session. (Operator Instructions)

Thank you. Mr. Brett Ellis, you may begin your conference, sir.

Brett Ellis - FairPoint Communications - VP Financial Reporting & IR

Thank you. Good morning, everyone, and thank you for joining the FairPoint third-quarter earnings conference call. Participating on today’s call are Gene Johnson, our Chief Executive Officer; Peter Nixon, our President; and Al Giammarino, our Chief Financial Officer.

Before we begin, I would like to remind you that certain statements made during this conference call, which are not based on historical fact may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission including, without limitation, the risks described in FairPoint’s most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission.

All information is current as of the date of this earnings call and FairPoint undertakes no duty to update this information. In addition, FairPoint’s results for the quarter ended September 30, 2008, are subject to completion and filing at the Securities and Exchange Commission of its quarterly report on Form 10-Q for such periods.

Having said this, allow me into to introduce Gene Johnson, our Chairman and CEO.

Gene Johnson - FairPoint Communications - Chairman & CEO

Thanks, Brett. Good morning, everyone. Joining me on the call today will be Peter Nixon, our President, and Al Giammarino, our recently appointed CFO.

For those of you that haven’t met Al, I think you know that he joined us in September and he has made a tremendous kind of impact on our organization already. He makes — has made big contributions since, literally, the day he walked in. I could not be more pleased with the terrific job he is doing and the way he has quickly kind of grabbed the reins.

Those of you that know Al probably know that he has been around the industry for a long time; spent over 18 years at Verizon and GTE, one of Verizon’s predecessor companies. So again, we are just extremely pleased to have Al as part of the FairPoint team.

As we have done for the past several quarters, I’m going to keep my remarks pretty high-level and focus in three key areas. First, I want to share a few thoughts regarding the third-quarter results and the areas of focus that we have in the short-term. Secondly, I will provide some high-level comments regarding the progress we have made on our systems cut over efforts and they have been tremendous, I think.

Finally, I would like to spend a few moments talking about the FCC’s Inter Carrier Compensation proposal, which as you all know has been delayed until supposedly December 18. We will come back to that.

Peter is then going to give you a much detailed update regarding the cutover progress and the next steps. And then Al is going to close out the prepared remarks with a more in-depth review of the financials and the operating results. Then of course we will open it up to Q&A.

So let’s start by moving to the results for the quarter. We — overall, I think, very pleased that the operations have stabilized. We are seeing increased evidence in the marketplace that our customers are embracing the FairPoint brand, particularly in the New England area, which is where our greatest focus is right now. We expect that we are going to begin to see the benefits of this as we move beyond the cutover to our new systems and we continue to execute on the business plan in the months ahead.

As we commented last quarter, we were able to stabilize the access line equivalent losses in the northern New England business. Importantly, we reduced the losses in our high-speed data subscribers significantly during the quarter. In fact, in two of the three states, Maine and Vermont, we increased our high-speed data subscribers quarter-over-quarter.

I can tell you that the place right now that we are putting the most emphasis is in the southern portion of New Hampshire, where we are seeing — where we are really seeing the losses in high-speed data right now. So we are going to continue to work very hard in those areas.

Now our results were achieved during a quarter when seasonal disconnects were important. They impact statistics typically in September largely and also to some extent in October, and that is particularly true in our Northeast markets. I think those living in the Northeast know exactly what I’m talking about.

In addition, we are well aware of the economic headwinds that we are facing literally all around the country. They picked up a little during the third quarter and I think they impacted us to some extent in the third quarter but probably not as much as I feared they would.

So while we are by no means satisfied with magnitude of our line losses, but given the factors that I just mentioned, I would say that we are very pleased with the progress we have made in the third quarter. We really look forward as we complete the cutover and operate the business to seeing that change.

Remember that we are still limited on the TSA to offering only products and packages in the Verizon product catalog and only at the Verizon posted pricing levels. So we can’t create our own bundles. We are working hard to be ready to do that once we complete the cutover. We expect that we will see much more impact from our marketing activities and our sales activities post-cutover.

Now turning to our financial results. Revenues declined by nearly 5% quarter-over-quarter. But if you have read the earnings release, you will see that the results were affected by a couple of discrete items, including the previously mandated and disclosed Maine AFOR local rate reduction, which went into effect in August and which was something that Verizon had been working on for some time and which we assumed at closing.

Then we had several out-of-period revenue adjustments related to the second quarter that I think Al will talk about in a little more detail. Considering these items, on a comparable basis quarter-over-quarter operational revenues would have declined by just under 1% despite access line losses of nearly 3% during the quarter.

I think it reflects several positive underlying factors that are beginning to have an impact on the revenues. First, and perhaps most importantly, we are beginning to see some real positive results in the business market despite the weak economy. We expected this. We worked very hard in the business market. We have had a number of new wins and retentions both in the enterprise and government sectors, and we think they are moving in the right direction.

During the quarter we also had several rather large contract wins in both the healthcare and government sectors. We are experiencing good growth in wholesale services. We won several important cell-site backhaul contracts during the quarter. We have established a number of important relationships to position us for further success in the wholesale market, so we are really quite pleased with that.

These efforts, we think, are beginning to be reflected in our revenues. An example of that is our long distance revenue and data and Internet service, which both increased on a quarter-over-quarter basis. So we are seeing some early positive signs. We remain cautious, particularly given the uncertain economic environment we are operating in.

From a profitability perspective, we experienced a decline in quarter-over-quarter EBITDA. We think it reflects both the revenue decline as well as the continued buildup of the workforce in the northern New England business following the close of the acquisition at the end of the first quarter.

Al is going to talk a little bit more about this, but I will tell you from a standpoint of synergies, we expected the transaction — the integration is going extremely well. And in fact, we are going to achieve the synergies that we had expected to achieve. We fully expect that that is going to happen.

But given where revenue base stands today and the declines we are having and in view of the weak economic conditions which we think will be around for awhile, I have instructed Peter and Al to reevaluate our cost structure to make sure we are running the business as effectively from a cost standpoint as we can. That is one thing we can have a lot of impact on, and so we are going to work on that.

So with that said, let me shift gears for a second and talk about another really important effort, probably our most important effort right now, the systems cutover project. As you know from the October 10 Liberty report, we continue to make significant progress toward achieving cutover. We thought that was an excellent report and we have made tremendous progress since then.

That report indicated that the majority of key areas which needed to be addressed have in fact been addressed. Since that report we have worked very hard, put many long hours in, and have continued to make tremendous strides in the critical areas such as enterprise testing, CLEC testing, and in-the-end business simulation testing. We expect that the next Liberty report will be made publicly available around the middle of next week.

Peter will provide a few additional details in a moment, but let me finish my discussion about the cutover, for now anyway, by just simply saying that we do have a lot more work to do. But we have got 2.5 months to get it done, and so we are working very hard during that 2.5 months. Unfortunately, as it seems to be the case around FairPoint, holidays seem to come and go with us not realizing the holiday just passed. And that is likely to happen again this year.

But a lot of people at FairPoint have worked extraordinarily hard. This is an amazingly complicated task, as we have talked about over and over again. I think most people don’t understand how complicated it is. I’m extremely proud of what they have done. The way they have met the deadlines; the way they have moved to where we are right now. And of course, Peter has lead that effort in a very, very fine fashion. So Peter, thank you very much.

Other — the final area I want to talk about this morning is the FCC Inter Carrier Compensation proposal, which was scheduled for vote earlier this week. As you know, we were pushing hard to delay that vote. We are very pleased that we were able to do that. We had some 26 senators that agreed with us that it should be delayed.

Unfortunately, Chairman Martin apparently did not agree with us that it should be delayed. I’m not happy about that. I won’t say anything else about Chairman Martin. He is my regulator right now, but we have seen the proposal that did come out from the FCC I believe day before yesterday around midnight, if I remember correctly.

That proposal is long and complicated; over 160 pages. Actually, it’s three separate proposals, which have varying degrees of differences in them. We are pouring through those right now. Our experts are digging into them; to understand what the impact might be. And we will work very, very hard with the other industry members, our peers across the industry to make sure that we achieve a result that will be reasonable and appropriate.

We believe that something has to change. We believe that this system needs to be reformed, and so we are glad to see the FCC taking a leadership in doing that. We want make sure that we are heard and that we are treated fairly in that process. I can assure you that we are doing that.

And with that, I can tell you I’m very proud of the work not only done at FairPoint, but the work done in our peer companies to ensure that we have been — all been very, very engaged in this process. We will continue to be engaged. We will be, I expect, spending an awful lot of time over the next two weeks working on this project.

Before I turn this over to Peter, I would like to comment on recent media reports concerning my possible retirement. The original article that I think some of you saw prompted us to issue a statement Thursday night because that article was filled with inaccurate information. Or not Thursday night, I guess Wednesday night.

So let me make a couple comments about that. My plan, as many of you know, was to retire six years ago. At the request of our Board of Directors, I have entered into a series of two-year extensions to my contract.

When I entered into the last one, I made it very clear to the Board of Directors that this was in fact the last one. That I was going to retire; that I wanted to retire in 2008, but recognize with this transaction that made no sense. But that I would like to retire very early in 2009 or certainly as soon as we felt like we had the integration on track.

The Board has known that ever since I signed that extension and that has not changed. So therefore early this year — I will point out prior to the close of the transaction, the Board formed a succession planning committee. They recently as a logical extension of that hired an executive search firm to assist with that process.

They are working hard, doing what good boards do in assuring that we have an orderly transition and that we do this properly. So that process is ongoing and when we know more about it, we will certainly tell you more about it. I thought it was important that I clear up the misinformation that has been out there, which we have no idea how that information got there. But in any event, those are the facts.

With that, let me just stop and turn the call over to Peter, who will give you a lot more detail on the progress on the cutover. So, Peter?

Peter Nixon - FairPoint Communications - President

Thanks, Gene. My focus today is going to be on the progress we have made towards our conversion from the Verizon systems to our own platform. We continue to target the end of January for the cutover and we are aggressively taking steps necessary to meet that goal. In order for us to achieve a January cutover, we will need to submit our notice of cutover readiness to Verizon by the end of this month.

With that in mind, let me provide you with some updates on the status of meeting the cutover acceptance criteria. I want to stress that as Gene mentioned we have not yet seen the report ourselves, however, this is our current view of where we are in the process.

In their October report, Liberty specifically identified four areas that represented the most substantial challenge toward declaring readiness. First is a successful implementation of the change request scheduled for October. Second, the successful completion of the live network test scheduled for October and early November.

Third, successful execution of the CLEC testing throughout October and early November and the resolution of key CLEC issues. And fourth, the successful completion of the business process documentation revisions.

As regards the change request, we have completed all of the identified change requests in order to reduce the full-time equivalency below 50. Several of these systems changes were successfully demonstrated to Liberty during a recent on-site visit. To the second challenge of live network testing, all but one of the required tests have now been successfully completed and that one is scheduled to be completed shortly.

The third challenge was the successful execution of CLEC testing. FairPoint has expanded the number of tests available, doubled the testing opportunities available, and has begun our CLEC training program to familiarize our business partners with the applications. We have communicated received feedback on our cutover plan and we have been hosting weekly CLEC user forums.

Additionally, several CLEC business simulations were successfully demonstrated to Liberty in last week. Although testing results have shown continued improvement, the CLECs are expressing concerns in several areas and we are working closely with them to identify and address those issues. We are confident that their issues and concerns can be addressed in the near term.

The fourth challenge identified was completion of the method and procedures documentation. The method and procedures have been documented and we continue to review, validate and update. We have put in place a change management process to track this activity so we can assure that the updates are incorporated into the training curricula.

Although not identified as challenges in October, FairPoint has completed the hiring of all key positions and continues to update its training plans. In addition, we are continuously running the business simulation exercises and last week we successfully demonstrated a cross-section of them to Liberty.

In summary, we believe that we have met all the cutover criteria — acceptance criteria with the exception of one remaining network test and the CLEC testing. Since the CLEC testing is ongoing, we will not know the outcome of this criteria until early next week. In the meantime, we continue to work with our CLEC business partners to provide them the opportunities to test into our systems and meet with them to resolve their concerns.

Additionally, as we have indicated previously, we will continue to test the systems, run the business simulation exercise, and initiate employee training.

I will now turn the call over to Al to review our financial results for the quarter.

Al Giammarino - FairPoint Communications - EVP & CFO

Thanks, Peter. Good morning, everyone. It’s great to be here this morning. It’s great to be part of the FairPoint team and it’s a pleasure to be on the call with you today.

I would like to begin with just a couple of overall comments, if I could. First, as you undoubtedly noticed, our earnings press release and a good deal of the information that was contained in that release has been modified fairly considerably from what you have seen in the past few quarters.

We have really made an attempt to focus the release on the elements that we believe are the most relevant in terms of understanding some of the underlying drivers and key trends in the business. We have also provided some additional information such as long distance subscribers, as well as some additional prior quarter information on the breakdown of revenue and adjusted EBITDA to try to help assist you in understanding the trends within the business.

With that objective in mind, we have also attempted to provide normalized data, again for both revenue and for adjusted EBITDA for both the current quarter as well as the second quarter of this year in order to give you a better sense of the underlying quarter-over-quarter profitability in the business.

Now as we move forward and particularly as we get past the transition to our new platform of systems, it’s our intention to continue to supplement this data with additional information that we believe would be helpful to you in further understanding the business. I look forward to dialoguing with each of you in that regard as we move forward.

So with that, let me focus my remarks this morning on four principal areas, access lines and customer metrics, revenues, adjusted EBITDA, and then finally cash flow and liquidity. Overall total access line equivalents stood at nearly 1.77 million at the end of Q3. Now, that represented a decline of 9.2% over the past 12 months.

If you look at just the third quarter, access line equivalents declined by 2.8%, which was modestly higher than the 2.4% decline that we experienced during Q2 of this year. Importantly however, the quarter-over-quarter decline in northern New England — in the Northern New England business in particular, as Gene mentioned, held essentially steady at the 3% level. That reflected an improvement in particular in the trend for high speed data subscribers, which essentially offset a modestly higher loss in voice access lines in northern New England.

Now in that regard it’s certainly important to keep in mind that the Q3 numbers do reflect some seasonality associated with the end of summer disconnects, particularly in the northern New England states, but also in certain of our Legacy FairPoint markets as well. Of course, we all know the economic situation including consumer sentiment, certainly deteriorated steadily throughout the quarter and particularly during the month of September.

Now let me give you just a few data points on that related to the Legacy FairPoint side of the business, where as I’m sure you noted from the press release, we did experience an increase in the rate of access line decline during Q3. Of the gross disconnects in legacy voice lines, which was about 2,600 lines higher in Q3 than in Q2, about one third of that quarter-over-quarter increase reflected seasonality, about 15% broadly could be identified as being related to the economy, and about half of that decline was attributable to the initial rollout of the digital phone offering by Time Warner in eight of our Legacy main markets.

In terms of high speed data, where over time we believe we have a significant market opportunity particularly in the northern New England states, as Gene mentioned, encouragingly we did see some improvement during the quarter. While overall high speed data subscribers in the Northern New England business declined by 0.8% during the quarter, that rate of decline was less than half of the 2% decline that we experienced in the prior quarter.

Importantly, we appear to have turned the corner both in Maine and Vermont with both states experiencing quarter-over-quarter subscriber increases in Q3 compared with declines in both of those states in the prior quarter. Losses in New Hampshire are principally focused in the southern portion of the state and reflect a very aggressive competitive landscape in those markets.

Overall high speed data subscribers, as you saw in our release, totaled about 294,000 at the end of September. That is essentially equal to the level at the end of Q2. Penetration in Legacy FairPoint just over 33% — 33.2% to be exact at quarter end compared with 17.6% in Northern New England.

On the long distance side, LD subscribers stood at about 644,000 at the end of Q3, compared with about 656,000 at the end of June, a decline of 1.9%. LD penetration approaching 44%, actually 43.7% to be exact at the end of Q3, and that is modestly higher than the 43% at the end of June. Total — the higher penetration rates both in high speed data and long distance certainly indicate that a greater percentage of our customers are now on bundled packages.

Okay, turning to revenue. As you know, our reported revenue for the quarter came in at $328.3 million compared to $344.7 million in Q2. That decline as we reported in the press release reflected the decrease in access line equivalents of about 2.8% in Q3. The effect of the previously mandated local rate decrease in Maine that went into effect during the quarter in August, as well as several prior period revenue adjustments which totaled about $5.3 million and were reflected in our third-quarter results but really related to Q2 reported revenue.

So if you normalize for non-recurring — for the non-recurring revenue adjustments that related to the second quarter as well as for the impact of the Maine local rate reduction, which again took effect in August in Q3, normalized revenue for the quarter would have been $333.5 million compared with $336.4 million in Q2. So a quarter-over-quarter decline of 0.9%.

On a positive note, as Gene mentioned, revenue from LD services increased for the second consecutive quarter, growing by 2.8% compared to the Q2 level. Revenue from data and Internet services grew by a solid 7.6% quarter-over-quarter.

Moving to adjusted EBITDA. For the quarter, adjusted EBITDA totaled just under $150 million, $149.9 million, compared to $167.7 million in Q2. Here again the prior period revenue adjustments that I talked about a minute ago, which related to Q2 but were recorded in the current quarter, as well as a couple of prior period expense adjustments also impacted adjusted EBITDA as well.

Consequently, given the importance of this measure in understanding our quarter-over-quarter trends, in the adjusted EBITDA reconciliation that was attached to the earnings release we have normalized both Q2 and Q3 adjusted EBITDA by including a line in that reconciliation identified as ‘Revenue and expense adjustments related to prior periods’ to reflect these adjustments in the appropriate quarters. We have also added a footnote to the table identifying the normalized amounts for the individual revenue components.

It’s also important to note in terms of adjusted EBITDA that we are adding back costs related to the Transition Services Agreement as well as the non-cash pension and OPEB amounts in accordance with our credit agreement. We added back a total of $15.2 million in other one-time cutover and acquisition-related costs as well, compared to about $10 million in the second quarter.

In the third quarter, these other one-time costs primarily include about $4.5 million in one-time brand and promotional-related marketing costs, about $3.9 million in training costs, $2.3 million in recruiting and relocation costs, and $1.6 million for cutover-related travel. So looking at the overall numbers, of the $17.8 million quarter-over-quarter decline in adjusted EBITDA, about one-third of that reflects the decline in revenue, while the remainder reflects an increase in net operating costs largely reflecting the continued buildup in the workforce, as Gene talked about, following the completion of the Northern New England transaction at the end of the first quarter.

From a margin standpoint, adjusted EBITDA margin for the quarter was 45%. That is based on normalized revenue compared to 39.2% in the same quarter a year ago. The improvement there reflects the ongoing operating cost savings associated with the elimination of the Verizon cost structure that supported the Northern New England business. These cost savings have offset the year-over-year revenue decline, resulting in the overall margin improvement.

Let me just make a comment relative to synergies. From a synergies perspective, if you look at the third quarter of 2008 compared to the same quarter a year ago, you would see a $48 million decline in total operating expenses. Now, I would estimate that roughly $5 million or so of that decline reflects lower cost of goods sold related to the decline in revenue over that period. That would leave about $43 million of quarter-over-quarter cost savings or approximately $170 million on an annualized basis at this point in time.

Going forward we do expect some additional costs to replace certain of the services that are currently provided by Verizon under the Transition Services Agreement. Nevertheless given the increase in quarter-over-quarter operating costs that we did experience during the quarter coupled with the decline in revenue and the uncertain economic environment, as Gene mentioned, we have undertaken an effort to relook at our cost structure across the entire company.

Consequently, until we better understand the impact of the economy on the Company, we have curtailed hiring activity at this time for all but a few key cutover-related vacancies. Beyond that, while detailed cost savings plans are being developed as we speak across the Company, many of the actions that will ultimately be implemented will not likely occur until after the cutover has been completed. As a result, I don’t anticipate any significant cost savings occurring prior to the second quarter of next year at the earliest.

With that, let me move quickly to cash flow and liquidity. Operating cash flow for the first nine months of the year totaled $36.2 million. You can see that in our cash flow statement. Of course because of the reverse acquisition structure, that figure does not include first-quarter operating cash flow for the Legacy FairPoint part of the business.

Now that $36.2 million has been reduced by about $66 million related to amounts that were owed to Verizon for services rendered to the Northern New England business prior to the March 31 closing of the transaction. That $66 million which was paid to Verizon during the third quarter was reflected as part of the final working capital settlement and is reflected in our financial statements as a reduction in working capital in the cash flow statement. So if you normalize for that one-time reimbursement, operating cash flow would have been $52.2 million in the quarter and $102.5 million for the nine months ended September 30.

Now keep in mind that our operating cash flow is also being negatively impacted by the monthly Transition Services Agreement payments as well as the other one-time merger and cutover-related costs that we are incurring. And of course if you go back to the EBITDA reconciliation, you can get those numbers and add them back to the operating cash flow to kind of get a sense of what our run rate operating cash flow would be.

CapEx for the first nine months was $189.2 million. That included nearly $76 million related to the development of our new state-of-the-art systems platforms and about $29 million related to the build-out of the MPLS high speed data network in northern New England. Looking ahead to Q4, I would expect CapEx to be in the $80 million to $100 million range for the quarter as we continue toward the completion of our systems development project and continue to build out the MPLS network on an aggressive — in an aggressive fashion.

For 2009, we estimate capital spending to be in the $180 million to $200 million range at this point. Roughly a third of that would be focused on the high speed data network and existing fiber infrastructure.

In terms of liquidity, as we previously disclosed, during September given the extreme uncertainty that we were facing in the financial markets and in particular the risk around Lehman Brothers, which represented 30% of the then undrawn commitments in our credit facilities. We decided to go ahead and borrow the remaining $100 million available under our delayed-draw term loan facility, as well as $100 million under our then $200 million revolving credit facility. Lehman’s subsequent bankruptcy filing effectively reduced the amount that is remaining under the revolving credit facility to $70 million.

With these drawdowns we ended the quarter with $168.1 million of cash on hand, which together with operating cash flow we expect provides us with sufficient liquidity to complete the systems cutover and to continue to execute on our network expansion plans in the northern New England states. I would also point out that that $168 million excludes an additional $80 million in cash which is restricted for use for specific purposes such as pole removal in Vermont and certain network improvements in New Hampshire.

Then finally regarding our debt covenants and credit ratios, as we disclosed in the Q3 earnings release, our leverage stood at 3.96 times adjusted EBITDA at $930 million. That is based upon the covenant calculations under our credit agreement. We certainly remain well within all of our covenant requirements and limitations.

So with that, I will stop there and we will open the call up for your questions. Operator, we are ready for the first question.

QUESTION AND ANSWER

Operator

(Operator Instructions) [Patrick Rien].

Patrick Rien - Barclays Capital - Analyst

Thanks for taking the question. First one — I have two quick ones. The first one is for Al. Al, on the previous call your predecessor indicated that the run rate EBITDA or adjusted EBITDA would be between $610 million and $620 million by the fourth quarter. Do you — are you guys sticking by this number or has that changed?

Al Giammarino - FairPoint Communications - EVP & CFO

Let me try to come at that in this way. A couple of data points around that that might be helpful to you. From a revenue perspective, I would tell you - and an access line perspective — we certainly are not looking for any significant improvement in the access line trend prior to cutover. So we have stabilized things. I would expect that sort of to continue. We might see some modest improvement until we get past cutover.

From a revenue perspective, you know that the Maine local rate decrease went into effect in August, so we have got an additional $1.5 million or one month of that to be reflected in our Q4 numbers. On the cost side, as I talked about, we are going to continue to incur significant nonrecurring cutover costs at least the same level, if not perhaps a little bit higher, in Q4 compared to Q3 as we move closer to cutover.

And on the cost side, we are reviewing, as I mentioned, our ongoing cost structure. We have curtailed hiring activity at this point for all but a few key cutover-related positions, so I don’t expect much of an increase in ongoing OpEx in Q4 versus Q3. So I am going to leave it at that with those data points.

Partick Rien - Barclays Capital – Analyst

Okay, just another one and this is for Gene. Gene, I was wondering if you could comment on the Board’s commitment to the dividend. In previous releases, you guys always mention it in the first paragraph. I didn’t see it in this one and actually I don’t think I heard you even talk about it on the call at all. Would love to hear you comment on that, please.

Gene Johnson - FairPoint Communications - Chairman & CEO

Yes, I think the Board’s policy on the dividend has basically not changed. We are very disappointed in the stock price, obviously. We think that the yield is ridiculous and so we are watching that very closely. But I think the Board’s position right now — and that has absolutely not changed.

As you know, I said over and over again that we’re committed to the dividend. As long as it makes sense to keep paying a dividend, we expect to do that. So —

Patrick Rien - Barclays Capital - Analyst

With a call it 28% dividend yield right now, do you think it makes sense to be paying that?

Gene Johnson  - FairPoint Communications - Chairman & CEO

It’s a great question. I think at the end of the day that is an issue for the Board to decide. But personally, I think the stock has got a lot of risk, way too much risk factored into it. I think there is a lot of fear in the stock today, as well as the stock market in general today. So I don’t think it’s appropriate to even try to gauge that based on where the stock is today.

Ask me that question in six months after we have completed the integration, I might have a completely different answer if the stock is still down low like that. But right now I don’t even think you can evaluate it that way right now.

Patrick Rien - Barclays Capital - Analyst

Okay, so you think the stock – the dividend is at least secure for the next six months?

 Gene Johnson - FairPoint Communications - Chairman & CEO

All I can tell you is the Board has basically said that the dividend is secure for this year. The Board has really not talked about the dividend beyond this quarter. So I really shouldn’t make a comment about what’s going to happen after this quarter because the Board hasn’t set a dividend policy for next year.

Patrick Rien - Barclays Capital - Analyst

Okay. Thanks a lot, guys.

Operator

David Barden.

Stephen Douglas - Banc of America - Analyst

 This is Stephen Douglas filling in for David. A few things if I could, I was wondering if you guys could talk a little bit more about the competition you are seeing specifically in the New England footprint in the quarter? And also I know you guys have talked about the restrictions you face on changing pricing promotions prior to the cutover. Is there anything you guys are doing or can do to circumvent those restrictions? Thanks.

Gene Johnson - FairPoint Communications - Chairman & CEO

This is Gene. I will try to answer that as best I can. Jim Weigert is with us, our Marketing Vice President, so if I don’t answer it correctly maybe he will correct me here. But there is very little we could do. We are doing some — I think I mentioned on the last earnings call or at least in some public forum that we are doing some creative things to try to get around some of the restrictions we have on our ability to change prices.

Finding other ways to, if you will stiff customers, particularly business customers since we can’t do it through our pricing policies. But there is very little we can do in that regard until post closing. Now we do have a lot of plans in place and continue to build out plans for our products in a post-cutover environment. We expect to start rolling those out post-cutover.

From a competition standpoint, I think I will tell you that our biggest competition remains primarily, I would say, Comcast and Time Warner. Comcast is obviously having the most impact on us. As I mentioned, southern New Hampshire in the data market particularly. They have been particularly aggressive in that marketplace.

We are rolling out new products as I speak, that we can roll out that are currently in the product catalog to compete against that. But I think the cable companies remain our greatest competitors.

We also have the usual CLECs operating in those market places. I think that we have indicated that in the business market we are really doing very, very well. We have talked about on the last call and we have talked about it even more on today’s call. So I think at the end of the day, while we have a lot of competition in the marketplace, I would tell you that cable guys are the ones that are the most ferocious.

Jim, do you want to add to that at all?

Jim Weigert - FairPoint Communications - VP, Marketing

Yes, I agree with all that. The one thing that we have been able to do or have migrated to do, because the cable companies are very focused on Triple Play and have recently adjusted their pricing strategy on that. As Gene said and other people have said, we are limited on promotions and pricing that we can implement to what is already in the system.

So we have worked with our partners at Verizon to see what promotions they have used in the past that are already in the system. Then what we have done is try to take a strategy, focus on price point that is a product combination using promotions that are in the system that deliver a price point to the public that is competitive. So that is what we have done to try to mitigate within the parameters that we have.

Stephen Douglas - Banc of America - Analyst

All right. Thanks, guys.

Operator

[Nicholas Bakker].

Nicholas Bakker Analyst

Good morning, gentlemen. Could you comment on the increase in interest expenses due to the delayed drawdown and lack of interest rate swap coverage?

Al Giammarino - FairPoint Communications - EVP & CFO

 Sure, sure. We are obviously — since we drew the funds down in mid-September, we are incurring interest on both the remaining piece of the delayed draw as well as the revolver. Those we have decided at this point to let float. We haven’t entered into any additional swap agreements.

Obviously LIBOR rates have come down rather significantly over the last week or so, so we will enjoy the benefit of that as we move into the fourth quarter. Beyond that, there is really nothing else I can say.

Nicholas Bakker Analyst

Can you talk a little bit about the cost of WiMAX?

Gene Johnson - FairPoint Communications - Chairman & CEO

We really have not talked much publicly about our costs, specific costs, and we don’t quite frankly have those costs handy for this call. I will say that we are — I think we have announced that we are using some fixed wireless in our broadband buildout and I would comment this way on that. Our goal is to get as high availability of broadband to our customers as we possibly can.

We have talked a lot about — in the past about that and about what our numbers are across the Company today and where we expect to take them. In some of the particularly more rural and mountainous, for instance, areas if these three states — and if you know those three states, you know there is a lot of that — WiMAX is the best way for us to get to those customers. But I don’t have the cost numbers in front of me to talk about that, so I really can’t tell you any more than that.

Nicholas Bakker Analyst

Thank you.

Operator

Winston Len.

Winston Len - Goldman Sachs - Analyst

Thanks for taking the question. So I have two of them actually. The first one is on Liberty and the timing process. So assuming a positive Liberty report in November, when is the PUC meeting slated for after that? And is it expected to be a simple yes/no approval process, although the PUCs have the ability to reevaluate the business structure at that meeting? And after that for quick follow-up.

Peter Nixon - FairPoint Communications - President

Sure, thank you very much. The way that it’s structured there will be a meeting in Vermont that is currently scheduled. Depending upon the Liberty report, any further meetings in the states of New Hampshire, Maine, or a hearing in Vermont are all at the discretion of the three states subject to other parties who may wish their hearings to be held. So it’s going to be responsive to the other parties.

The first hearing is a technical conference in Vermont on the 14th. There are follow-up meetings scheduled then throughout the month of November. And again, those would be contingent upon the needs and the wishes of the three states; but those are scheduled for the 17th, the 21st, the 24th, and 25th, so right through the third week in November.

Winston Len - Goldman Sachs - Analyst

 Okay, and is it supposed to be a simple yes/no approval process or will they basically reevaluate the business structure at those meetings?

Gene Johnson - FairPoint Communications - Chairman & CEO

This is Gene. I will answer that one. You can’t ever say with a regulator that it’s a simple yes/no process or whatever process. Quite frankly, we don’t know. What they are going to do is evaluate all of the information. They may decide not to even hold the hearings if they are satisfied with where they are and not hold hearings. And just say – not even issue an opinion to us.

They may decide they want to hold hearings and open – to get more information on the record and deliberate at those hearings. So we don’t really know. The commissions have the ability at any time to change the way they want to do this. They have scheduled the hearings. They are on the docket, whether or not we actually have those hearings remains to be seen.

Winston Len - Goldman Sachs - Analyst

Okay, and maybe just touch on WiMAX. Can you just talk us through the thought process in choosing WiMAX, the provision rule, broadband is a relatively new technology and you are planning to run it over an unlicensed spectrum from what I have read. So just wondering whether there are prior build-outs similar to this that gives you confidence in the rollout?

Gene Johnson - FairPoint Communications - Chairman & CEO

Yes, there are. In fact, our partner in this process is a company in Colorado that has rolled this out in other locations quite successfully, so we are very confident. We have some pretty bright engineers in our organization. We are very confident this is going to work.

We have said over and over again that we are technology agnostic. We are customer-centric as a company; that is just kind of our philosophy. So we don’t care how we get broadband to the customer, we just want to get broadband to the customer. And so that – in this case after doing the cost analysis, it was clear that this unlicensed spectrum WiMAX was the way to do it. So that is the way we went. We are quite certain that we are making the right decision there.

Winston Len - Goldman Sachs - Analyst

Thanks a lot, guys.

Operator

(Operator Instructions) [Jake Kimeny].

Jake Kimeny Analyst

Can you give us some idea of what you think your cash flow from operations will be in 2009?

Al Giammarino - FairPoint Communications - EVP & CFO

Yes, let me again give you some soft data points at this point. As I said in my remarks, if you look at our operating cash flow from the cash flow statement for the nine months and you can most certainly go back to the June 10-Q to get the third quarter numbers. You really need to look at that normalized to kind of get a sense of run rate.

So the adjustments that you have to add back or the $66 million that I mentioned in terms of one-time payment to Verizon, that was made during the third quarter. Then the ongoing costs that we are incurring for TSA as well as cutover and merger-related costs, which as I said, appear on the EBITDA reconciliation.

If you do all of that, what you will come to is about $150 million run rate currently, which annualized would get you to an operating cash flow number before CapEx, before dividends, of about $600 million currently. Beyond that, I would just refer you back to the soft comments I made related to the earlier question on Q4 versus Q3.

Jake Kimeny Analyst

Okay, but that $600 million is EBITDA, right? Not cash flow from operations?

Al Giammarino  - FairPoint Communications - EVP & CFO

It’s operating cash flow. You can also get to the same number just taking the EBITDA, adjusted EBITDA numbers. And that is kind of just a — that is a current run rate. I’m not suggesting that number in and of itself should be applied to 2009.

Jake Kimeny Analyst

Okay, so I think on the last call you said that you expected to be free cash flow positive in 2009. Do you still think that is the case?

Al Giammarino  - FairPoint Communications - EVP & CFO

I am not going to comment beyond what I have just told you.

There is too much uncertainty around 2009 in terms of the economic environment, the cutover and integration. So I don’t think it’s appropriate to comment beyond what I just shared with you at this point.

Jake Kimeny Analyst

Okay, but given the cash on hand and the remaining revolver, you feel like your liquidity is in good shape?

Al Giammarino  - FairPoint Communications - EVP & CFO

Yes, we feel like we certainly have sufficient liquidity to do what we need to do to get through cutover, to continue to build-out the network platform up in northern New England.

Jake Kimeny Analyst

Are there any other kind of one-time costs that we should be thinking about in 2009 besides — the big one obviously is the $180 million to $200 million CapEx. Are there going to be any other one-timers we should be aware of in 2009?

Al Giammarino  - FairPoint Communications - EVP & CFO

There will continue to be some one-time costs related to the cutover in the first quarter certainly, both leading up to the end of January cutover and then certainly probably some costs beyond that as we move to get the system platform stabilized.

Jake Kimeny Analyst

Okay, thank you.

Operator

Jacob Gulkowitz.

Jacob Gulkowitz  - Brookville Capital Management - Analyst

A quick question. You had mentioned earlier that you would continue to pay the dividend. I was trying to understand the economics. Currently your debt on the Company is trading about $0.65 to $0.67 on the dollar, with yields north of 21%. It would just seem that the return on capital would be a lot more economic to buy back the debt of the Company versus paying out a dividend to shareholders.

So I was trying to understand why the economic decision of paying the dividend versus actually buying back debt, which probably would help out shareholders a lot better and return on capital would be a lot better, especially given what we are seeing over all in the credit markets and the current economic environment.

Gene Johnson  - FairPoint Communications - Chairman & CEO

Let me try to address that. I would certainly agree with you in terms of economic theory. Unfortunately, because of the structure with which the Northern New England transaction was completed, we are quite limited in terms of our ability. In fact, we are almost unable to repurchase any securities, whether they are debt or equity securities, in the market.

Jacob Gulkowitz  - Brookville Capital Management - Analyst

So then why not just, I guess, hold the cash then? At least for the future date, especially given the current —?

Gene Johnson  - FairPoint Communications - Chairman & CEO

We are not going to get the discussion right now about the proper use of the firm’s capital. We will let the Board of Directors determined that.

Jacob Gulkowitz  - Brookville Capital Management - Analyst

That I understand, but when you have debt in the 60s, that obviously makes a statement, right?

Gene Johnson  - FairPoint Communications - Chairman & CEO

Thank you, and I appreciate what you are saying. We will let the Board discuss that.

Jacob Gulkowitz  - Brookville Capital Management - Analyst

All right, thank you.

Operator

There are no further questions at this time.

Gene Johnson  - FairPoint Communications - Chairman & CEO

Good. Operator, with that I want to say thanks to everyone. We appreciate your being on the call. We know there is a lot going on today.

We are going to continue to work hard and get ready to cutover and run this business well. So thanks very much; we appreciate your support. Have a great day.

Operator

This concludes today’s conference call. You may now disconnect.

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